Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contacts: Cheryl Scully (954) 769-7734 scullyc@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com
AutoNation Announces Total Retail New Vehicle Unit Sales of 25,162 in June 2013

•	Total retail new vehicle unit sales in June 2013 increased 10% versus June 2012

•	On a daily selling rate basis, total retail new vehicle unit sales increased 14% versus June 2012

FORT LAUDERDALE, Fla., July 3, 2013 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its total retail new vehicle unit sales in June 2013, as reported to the applicable automotive manufacturers, were 25,162, an increase of 10% as compared to June 2012. Same-store retail new vehicle unit sales in June 2013 were 24,107, an increase of 5% as compared to June 2012. Total retail new vehicle unit sales for AutoNation’s operating segments were as follows:

•	8,130 for Domestic, up 15% versus June 2012,

•	12,460 for Import, up 8% versus June 2012, and

•	4,572 for Premium Luxury, up 8% versus June 2012.
There were 26 selling days in June 2013 versus 27 selling days in June 2012. AutoNation expects to report July 2013 retail new vehicle unit sales on Friday, August 2, 2013.
For the second quarter of 2013, AutoNation's total retail new vehicle unit sales as reported to the applicable automotive manufactures increased 10%, with Domestic up 16%, Import up 7%, and Premium Luxury up 10%, in each case as compared to the second quarter of 2012. Same-store retail new vehicle unit sales as reported to the applicable automotive manufacturers increased 7% compared to the second quarter of 2012.

The information provided in this news release is based on sales reports provided by our stores to the applicable automotive manufacturers. These reports are prepared based on the standards established by the applicable automotive manufacturers, which differ from GAAP revenue recognition and other requirements and are based on the time periods set by the automotive manufacturers for reporting monthly sales (which generally differ from the calendar month). As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, new vehicle unit sales are subject to seasonal trends. Consequently, new vehicle unit sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2012 and our subsequent Quarterly Reports on Form 10-Q, for additional information regarding our operations. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

About AutoNation, Inc.
AutoNation is transforming the automotive retail industry through bold leadership. We deliver a superior automotive retail experience through our customer-focused sales and service processes. Owning and operating 266 new vehicle franchises, which sell 32 brands across 15 states, AutoNation is America’s largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index. AutoNation is driven to be the best-run, most profitable automotive retailer.
Please visit investors.autonation.com, www.autonation.com, www.twitter.com/autonation, www.twitter.com/CEOMikeJackson, www.facebook.com/autonation, and www.facebook.com/CEOMikeJackson, where AutoNation discloses additional information about the Company, its business, and its results of operations.